EXHIBIT 1

JOINT FILING AGREEMENT

We, the signatories of the statement on Schedule 13D filed with respect to the shares of Common Stock of Foundation Coal Holdings, Inc., to which this Agreement is attached, hereby agree this 14 day of January, 2005, that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934.

First Reserve Fund IX, L.P. By: First Reserve GP IX, L.P., its general partner By: First Reserve GP IX, Inc., its general partner
By:	/s/ THOMAS R. DENISON
Name:	Thomas R. Denison
Title:	Managing Director, General Counsel and Secretary

First Reserve GP IX, L.P. By: First Reserve GP IX, Inc., its general partner
By:	/s/ THOMAS R. DENISON
Name:	Thomas R. Denison
Title:	Managing Director, General Counsel and Secretary

First Reserve GP IX, Inc.
By:	/s/ THOMAS R. DENISON
Name:	Thomas R. Denison
Title:	Managing Director, General Counsel and Secretary